UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2019

RUBICON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33834	36-4419301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 East Green Street Bensenville, Illinois	60106
(Address of principal executive offices)	(Zip Code)

(847) 295-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share Preferred Share Purchase Right	RBCN	The Nasdaq Stock Market LLC

Item 1.01 Entry into a Material Definitive Agreement

On December 19, 2019, Rubicon Sapphire Technology (Malaysia) SDN. BHD. (the “Company”), a subsidiary of Rubicon Technology, Inc. (“RTI”) entered into a Sale and Purchase Agreement (the “Agreement”) with Computime (Malaysia) SDN. BHD (the “Purchaser”).

The Company is the registered proprietor and beneficial owner of all that piece of sixty (60)-year leasehold land held under PN 11295, Lot 10010 (previously H.S.(D) 57673, PT 4627), Mukim 01, Daerah Seberang Perai Tengah, Negeri Pulau Pinang, Malaysia measuring 12,383 square metres in area together with all the buildings erected thereon bearing assessment address No. 3065, Tingkat Perusahaan 4A, Kawasan Perusahaaan Perai, 13600 Perai, Penang (the “Land” or “Property”).

Pursuant to the Agreement, the Company has agreed to sell and the Purchaser has agreed to purchase the Land. This transaction is subject to numerous and lengthy consents and there is currently no anticipated closing date. The Company has agreed to sell the Property for Ringgit Malaysia 20,750,000 ($5 million) and it expects its net proceeds after the payment of consent fees, real estate taxes, brokerage and legal fees, transfer and withholding taxes and other expenses to be approximately Ringgit Malaysia 19,000,000 ($4.5 million).

Within three Business Days after the execution of the Agreement, Purchaser will deposit Ringgit Malaysia 4,150,000 into escrow as a “Deposit". The Agreement has certain condition precedents for the closing of the sale, which include, among other things, consent from the Penang Development Corporation and other governmental and quasi-governmental entities. The Agreement contains representations, warranties and covenants of both the Company and the Purchaser that are customary for transactions of this type.

The Company shall pay: (i) approximately 35% of the costs associated with the broker commission and fees related to the various consents required; (ii) the fees and expenses of the Company’s attorneys, and (iii) withholding tax in the amount of approximately 3% of the purchase price.

The Purchaser shall pay: (i) approximately 65% of the costs associated with the broker commission and fees related to the various consents required, up to a maximum amount of Ringgit Malaysia 750,000, and (ii) the fees and expenses of Purchaser's attorneys.

If the Company refuses or fails to complete the sale and purchase of the Land upon the Agreement becoming unconditional in accordance with Clause 3.9, the Purchaser shall be entitled to the remedy of specific performance against the Company or to terminate this Agreement by giving written notice to the Company whereupon the Company could be liable up to an amount equal to the Deposit.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Agreement of Sale of sixty-year leasehold land held under PN 11295, Lot 10010 (previously H.S.(D) 57673, PT 4627), Mukim 01, Daerah Seberang Perai Tengah, Negeri Pulau Pinang, Malaysia measuring 12,383 square metres in area together with all the buildings erected thereon bearing assessment address No. 3065, Tingkat Perusahaan 4A, Kawasan Perusahaaan Perai, 13600 Perai, Penang

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBICON TECHNOLOGY, INC.

Dated: December 19, 2019	By:	/s/ Timothy E. Brog
	Name:	Timothy E. Brog
	Title:	Chief Executive Officer

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